Exhibit 99.1
Blackbaud Announces Late Filing of Form 10-Q for the Period Ended March 31, 2007
Charleston, S.C. (May 9, 2007) — Blackbaud, Inc. (NASDAQ: BLKB) announced today that it will be unable to file its Quarterly Report on Form 10-Q for the period ended March 31, 2007 by the prescribed due date.
During the preparation of the company’s Form 10-Q, the company determined that SEC Staff Accounting Bulletin 108 (“SAB 108”) was misapplied in connection with reporting its consolidated financial position and results of operations as of and for the period ended December 31, 2006. The company has elected to restate its consolidated financial statements for December 31, 2006, 2005 and 2004, and it does not currently anticipate a material impact on its recently reported revenue or diluted earnings per share for those years and the quarter ended March 31, 2007. In addition, the company’s revenue and profitability guidance for the second quarter and full year 2007 remains unchanged.
Blackbaud has historically recognized maintenance and subscription revenue using a monthly convention rather than on an actual days basis. The effect on the income statements of the difference between these two methods has been evaluated in the past and it was concluded that the impact was immaterial. The company has determined that at December 31, 2006, it should have recorded a one-time adjustment to its retained earnings, under SAB 108, to correct for the cumulative impact of using the actual days method.
As a result of the restatement, the company’s retained earnings balance is expected to be reduced by approximately $1.7 million to $2.0 million, deferred revenue is expected to increase by approximately $2.9 million to $3.2 million and its deferred tax asset is expected to increase by approximately $1.2 million, all as of December 31, 2006. In addition, previously reported net income of $30.5 million for the year ended December 31, 2006 is expected to be reduced by approximately $300,000 to $425,000, and net income of $8.6 million for the three-month period ended March 31, 2007 is expected to be reduced by approximately $50,000 to $150,000.
The company is focused on completing its restatement as quickly as possible and anticipates filing its Form 10-Q on or before the fifth calendar day following the prescribed due date according to Rule 12b-25.
About Blackbaud
Blackbaud is the leading global provider of software and related services designed specifically for nonprofit organizations. Approximately 16,000 organizations — including the American Red Cross, Dartmouth College, the WGBH Educational Foundation, Episcopal High School, Lincoln Center, Cancer Research UK, Special Olympics, and Arthritis Foundation — use one or more of Blackbaud products and services for fundraising, financial management, direct marketing, Web site management, school administration, and ticketing. Blackbaud’s solutions include The Raiser’s Edge®, Blackbaud Enterprise CRM™, Blackbaud Direct Marketing™, Team Approach®, The Financial Edge™, The Education Edge™, The Patron Edge®, Blackbaud® NetCommunity™, The Information Edge™, WealthPoint™, ProspectPoint™, and donorCentrics™, as well as a wide range of consulting, analytical, and educational services. Founded in 1981, Blackbaud is headquartered in Charleston, South Carolina and has operations in Cambridge, Massachusetts; Toronto, Ontario; London, England; Glasgow, Scotland; and Sydney, Australia. For more information, visit www.blackbaud.com.

All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.
Forward-looking Statements
The information provided in this news release includes forward-looking statements, including statements regarding the timing of the filing of Blackbaud’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 and the estimated impact of changes to revenue recognition to the company’s financial statements. There is no guarantee that the company will be able to file its Form 10-Q when estimated or that the estimated adjustments to the financial statements are correct. Additionally, please see the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s websites at www.sec.gov or upon request from Blackbaud’s investor relations department.
Investor Contact:
Tim Dolan
ICR
tdolan@icrinc.com
617.956.6727
Media Contact:
Melanie Milonas
Blackbaud, Inc.
melanie.milonas@blackbaud.com
843.216.6200 x3307
Source: Blackbaud